News Release

FOR IMMEDIATE RELEASE

Berry Global Group, Inc. Reports First Quarter 2019 Results;
 Reaffirms 2019 Fiscal Year Guidance

EVANSVILLE, Ind. – February 1, 2019 – Berry Global Group, Inc. (NYSE:BERY) today reported its first quarter 2019 results, referred to in the following as the December 2018 quarter.

First Quarter Highlights (all comparisons made to the December 2017 quarter)
•	Net sales increased 11 percent to $2 billion
•	Organic sales growth, which excludes currency and acquisition effects, up 3 percent
•	Operating income up 8 percent to $176 million
•	Operating EBITDA up 7 percent to $331 million
•	Net income per diluted share of $0.66
•	Adjusted net income per diluted share up 15 percent to $0.77

Commenting on the quarter, Tom Salmon, Chairman and Chief Executive Officer of Berry stated, “I am proud to report we had another quarter of solid financial results as we generated record results for any December quarterly period for most of our primary operating metrics.  Net sales increased 11 percent to $2 billion, with organic sales growth of 3 percent.  Additionally Operating EBITDA was also a quarterly record at $331 million up 7 percent from the prior year and our adjusted net income per diluted share December quarterly record of $0.77 was an increase of 15 percent compared to the prior year quarter."

“Specifically by segment, our Consumer Packaging division delivered strong organic sales growth of 9 percent in the quarter, which was led by our foodservice products.  Within our Health, Hygiene & Specialties division we recorded strong quarterly sales dollar growth of 22 percent as well as a 21 percent improvement in Operating EBITDA, including the impact of the Clopay acquisition.  Inside our Engineered Materials division, we recorded quarterly sales dollar growth of 3 percent as well as a 7 percent improvement in Operating EBITDA, including the impact of the recently completed acquisition of Laddawn.”

December 2018 Quarter Results

Consolidated Overview
	December
(in millions of dollars)	Current Quarter	Prior Quarter	$ Change	% Change
Net sales	$1,972	$1,776	$196	11%
Operating income	176	163	13	8%

The net sales increase of $196 million from prior year quarter is primarily attributed to acquisition net sales of $158 million and organic sales growth of $49 million, partially offset by an $11 million unfavorable impact from foreign currency changes.  The organic sales growth is primarily attributed to increased selling prices of $82 million due to the pass through of higher cost of goods sold, partially offset by a 2 percent volume decline.

The operating income increase of $13 million from prior year quarter is primarily attributed to a $10 million decrease in business integration costs, a $6 million decrease in depreciation and amortization, acquisition operating income of $3 million, and a $3 million impact from improvement in price cost spread. These increases are partially offset by a $4 million unfavorable impact from volume and a $4 million unfavorable impact from foreign currency changes.

Engineered Materials
	December
(in millions of dollars)	Current Quarter	Prior Quarter	$ Change	% Change
Net sales	$669	$648	$21	3%
Operating income	94	88	6	7%

Net sales in the Engineered Materials segment increased by $21 million from prior year quarter primarily attributed to acquisition net sales of $35 million, partially offset by an organic sales decline of $13 million.  The organic sales decline is primarily attributed to a 3 percent volume decline as the result of strong volumes in the prior year quarter, offset by increased selling prices of $8 million due to the pass through of higher cost of goods sold.

The operating income increase of $6 million from prior year quarter is primarily attributed to a $6 million impact from improvement in price cost spread and a $3 million decrease in depreciation and amortization, partially offset by a negative $3 million impact from volume.

Health, Hygiene, & Specialties
	December
(in millions of dollars)	Current Quarter	Prior Quarter	$ Change	% Change
Net sales	$702	$577	$125	22%
Operating income	49	37	12	32%

Net sales in the Health, Hygiene & Specialties segment increased by $125 million from prior year quarter primarily attributed to acquisition net sales of $123 million and organic sales growth of $12 million, partially offset by a $10 million unfavorable impact from foreign currency changes.  The organic sales growth is primarily attributed to increased selling prices of $39 million due to the pass through of higher cost of goods sold, partially offset by a 5 percent volume decline as a result of general market softness in hygiene and specialties.

The operating income increase of $12 million from the prior year quarter is primarily attributed to a $10 million decrease in business integration costs, a $6 million impact from improvement in price cost spread, acquisition operating income of $3 million, and a $2 million decrease in depreciation and amortization.  These increases are partially offset by a negative $5 million impact from volume and a $3 million unfavorable impact from foreign currency changes.

Consumer Packaging
	December
(in millions of dollars)	Current Quarter	Prior Quarter	$ Change	% Change
Net sales	$601	$551	$50	9%
Operating income	33	38	(5)	(13)%

Net sales in the Consumer Packaging segment increased by $50 million from prior year quarter primarily attributed to organic sales growth.  The organic sales growth is primarily attributed to increased selling prices of $35 million due to the pass through of higher cost of goods sold and a 3 percent volume improvement.

The operating income decrease of $5 million from prior year quarter is primarily attributed to a negative $9 million impact from under recovery of higher cost of goods sold, partially offset by a favorable $4 million impact from volume.

Cash Flow and Capital Structure
Our cash flow from operating activities increased by 5 percent to $161 million for the quarter ended December 2018 compared to $153 million in the prior year quarter.  Adjusted free cash flow for the last four quarters ended December 2018 was $679 million.

Our total debt less cash and cash equivalents at the end of the December 2018 quarter was $5,444 million.  Adjusted EBITDA for the four quarters ended December 29, 2018 was $1,439 million.

Share Repurchase Program
In the June 2018 quarter, the Company announced that its Board had unanimously approved a new $500 million share repurchase program.  The new share repurchase authorization allows for the repurchase of shares, from time to time, through open market purchases, privately negotiated transactions, Rule 10b5-1 plans, and any other purchase techniques deemed appropriate in accordance with applicable securities laws.  The timing and amount of repurchases will depend on market conditions.  The share repurchase program has no expiration date.  The Company repurchased $54 million of shares outstanding during the December 2018 quarter.  At the end of the December 2018 quarter, $411 million of authorized share repurchase remain available to the Company.

Outlook
Today we are reaffirming our fiscal year 2019 projected cash flow from operations of $1.04 billion and adjusted free cash flow of $670 million.  Our estimate assumes constant currency rates from the end of fiscal 2018 and a normal inflationary environment on our costs.  Additionally, our fiscal 2019 capital spending and cash interest costs are forecasted to be $350 million and $270 million, respectively.  Within our adjusted free cash flow guidance, we are also assuming cash taxes to be $165 million in fiscal 2019, including the $16 million payment made in the first fiscal quarter under the Company’s tax receivable agreement, along with working capital and other cash uses of $45 million.

Investor Conference Call
The Company will host a conference call today, February 1, 2019, at 10 a.m. Eastern Time to discuss its first quarter 2019 results.  The telephone number to access the conference call is (800) 305-1078 (domestic), or (703) 639-1173 (international), conference ID 6685946.  We expect the call to last approximately one hour.  Interested parties are invited to listen to a live webcast and view the accompanying slides by visiting the Company’s Investor page at www.berryglobal.com.  A replay of the conference call can also be accessed on the Investor page of the website beginning February 1, 2019, at 1 p.m. Eastern Time, to February 22, 2019, by calling (855) 859-2056 (domestic), or (404) 537-3406 (international), access code 6685946.

About Berry
Berry Global Group, Inc. (NYSE:BERY), headquartered in Evansville, Indiana, is committed to its mission of ‘Always Advancing to Protect What’s Important,’ and proudly partners with its customers to provide them with value-added protective solutions.  The Company is a leading global supplier of a broad range of innovative non-woven, flexible, and rigid products used every day within consumer and industrial end markets.  Berry, a Fortune 500 company, generated $7.9 billion of sales in fiscal 2018.  For additional information, visit Berry’s website at www.berryglobal.com.

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures such as operating EBITDA, adjusted EBITDA, adjusted net income, adjusted free cash flow, and organic sales growth.  A reconciliation of these non-GAAP financial measures to comparable measures determined in accordance with accounting principles generally accepted in the United States of America (GAAP) is set forth at the end of this press release.

Forward Looking Statements
Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward looking” and are presented pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “would,” “could,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “anticipates,” “outlook,” or “looking forward,” or similar expressions that relate to our strategy, plans, or intentions.  All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates, and financial results or to our expectations regarding future industry trends are forward-looking statements.  In addition, we, through our senior management team, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments.  These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected.

Important factors that could cause actual results to differ materially from our expectations, which we refer to as cautionary statements, are disclosed under “Risk Factors” and elsewhere in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission, including, without limitation, in conjunction with the forward-looking statements included in this release.  All forward-looking information and subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.  Some of the factors that we believe could affect our results include:  (1) risks associated with our substantial indebtedness and debt service; (2) changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices on a timely basis; (3) the impact of potential changes in interest rates: (4) performance of our business and future operating results; (5) risks related to our acquisition strategy and integration of acquired businesses; (6) reliance on unpatented know-how and trade secrets; (7) increases in the cost of compliance with laws and regulations, including environmental, safety, and production and product laws and regulations; (8) risks related to disruptions in the overall economy and the financial markets may adversely impact our business; (9) catastrophic loss of one of our key manufacturing facilities, natural disasters, and other unplanned business interruptions; (10) risks of competition, including foreign competition, in our existing and future markets;(11) general business and economic conditions, particularly an economic downturn; (12) potential failure to realize the intended benefits from recent acquisitions including, without limitation, the inability to realize the anticipated cost synergies in the anticipated amounts or within the contemplated timeframes or cost expectations, the inability to realize the anticipated revenues, expenses, earnings and other financial results, and growth and expansion of the company’s operations, and the anticipated tax treatment; (13) risks related to international business, including foreign currency exchange rate risk and the risks of compliance with applicable export controls, sanctions, anti-corruption laws and regulations, (14) the ability of our insurance to fully cover potential exposures and (15) the other factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.  We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you.  Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release.  We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Berry Global Group, Inc.
Consolidated Statements of Income
(Unaudited)
(in millions of dollars, except per share data amounts)

	Quarterly Period Ended
	December 29, 2018	December 30, 2017

Net sales	$1,972	$1,776
Costs and expenses:
Cost of goods sold	1,619	1,447
Selling, general and administrative	124	117
Amortization of intangibles	42	38
Restructuring and impairment charges	11	11
Operating income	176	163

Other expense (income), net	—	9
Interest expense, net	64	62
Income before income taxes	112	92
Income tax expense (benefit)	24	(71)
Net income	$88	$163

Net income per share:
Basic	$0.67	$1.24
Diluted	0.66	1.20

Outstanding weighted-average shares: (in millions)
Basic	131.1	131.0
Diluted	133.8	136.0

Consolidated Statements of Comprehensive Income
(Unaudited)
(in millions of dollars)

	Quarterly Period Ended
	December 29, 2018	December 30, 2017
Net income	$88	$163
Currency translation	(4)	(24)
Pension and other postretirement benefits	—	(1)
Interest rate hedges	(24)	17
Provision for income taxes	7	(4)
Other comprehensive income, net of tax	(21)	(12)
Comprehensive income	$67	$151

Berry Global Group, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
 (in millions of dollars)

	December 29, 2018	September 29, 2018
Assets:
Cash and cash equivalents	$293	$381
Accounts receivable, net	879	941
Inventories	956	887
Other current assets	78	76
Property, plant, and equipment, net	2,457	2,488
Goodwill, intangible assets, and other long-term assets	4,309	4,358
Total assets	$8,972	$9,131

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$1,142	$1,199
Current and long-term debt	5,737	5,844
Other long-term liabilities	638	654
Stockholders’ equity	1,455	1,434
Total liabilities and stockholders' equity	$8,972	$9,131

Current and Long-Term Debt

	December 29, 2018	September 29, 2018
(in millions of dollars)
Revolving line of credit	$—	$—
Term loans	3,552	3,652
5½% Second priority notes	500	500
6 % Second priority notes	400	400
5⅛ % Second priority notes	700	700
4½ % Second priority notes	500	500
Debt discounts and deferred fees	(40)	(43)
Capital leases and other	125	135
Total debt	$5,737	$5,844

Berry Global Group, Inc.
   Condensed Consolidated Statements of Cash Flows
(Unaudited)
 (in millions of dollars)

	Quarterly Period Ended
	December 29, 2018	December 30, 2017

Cash flows from operating activities:
Net income	$88	$163
Depreciation	96	91
Amortization of intangibles	42	38
Other, net	10	(108)
Working capital	(75)	(31)
Net cash from operating activities	161	153

Cash flows from investing activities:
Additions to property, plant, and equipment	(75)	(94)
Proceeds from sale of assets	—	3
Net cash from investing activities	(75)	(91)

Cash flows from financing activities:
Repayments on long-term borrowings	(110)	(108)
Proceeds from issuance of common stock	5	4
Repurchase of common stock	(52)	—
Payment of tax receivable agreement	(16)	(37)
Net cash from financing activities	(173)	(141)
Effect of exchange rate changes on cash	(1)	1
Net change in cash	(88)	(78)
Cash and cash equivalents at beginning of period	381	306
Cash and cash equivalents at end of period	$293	$228

Berry Global Group, Inc.
Condensed Consolidated Financial Statements
Segment Information
(Unaudited)
(in millions of dollars)

	Quarterly Period Ended December 29, 2018

	Consumer Packaging	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$601	$702	$669	$1,972

Operating income	$33	$49	$94	$176
Depreciation and amortization	53	54	31	138
Restructuring and impairment charges	1	10	—	11
Other non-cash charges (1)	1	2	1	4
Business optimization costs (2)	—	1	1	2
Operating EBITDA	$88	$116	$127	$331

	Quarterly Period Ended December 30, 2017

	Consumer Packaging	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$551	$577	$648	$1,776

Operating income	$38	$37	$88	$163
Depreciation and amortization	54	46	29	129
Restructuring and impairment charges	1	10	—	11
Other non-cash charges (1)	2	1	2	5
Business optimization costs (2)	—	2	—	2
Operating EBITDA	$95	$96	$119	$310

(1)
Other non-cash charges for the December 2018 quarter primarily includes $3 million of stock compensation expense and other non-cash charges.  Other non-cash charges for the December 2017 quarter primarily includes $4 million of stock compensation expense and other non-cash charges.

(2)	Includes integration expenses and other business optimization costs.

Berry Global Group, Inc.
Reconciliation Schedules
(Unaudited)
(in millions of dollars, except per share data)

	Quarterly Period Ended		Four Quarters Ended
	December 29, 2018	December 30, 2017	December 29, 2018

Net income	$88	$163	$421
Add: other expense (income), net	—	9	16
Add: interest expense, net	64	62	261
Add: income tax (benefit) expense	24	(71)	76
Operating income	$176	$163	$774

Add: non-cash amortization from 2006 private sale	7	7	28
Add: restructuring and impairment	11	11	36
Add: other non-cash charges (1)	4	5	27
Add: business optimization and other expenses (2)	2	2	17
Adjusted operating income (10)	$200	$188	$882

Add: depreciation	96	91	389
Add: amortization of intangibles (3)	35	31	130
Operating EBITDA (10)	$331	$310	$1,401

Add: acquisitions (7)			20
Add: unrealized cost savings (8)			18
Adjusted EBITDA (10)			$1,439

Cash flow from operating activities	$161	$153	$1,012
Net additions to property, plant, and equipment	(75)	(91)	(317)
Payment of tax receivable agreement	(16)	(37)	(16)
Adjusted free cash flow (10)	$70	$25	$679

Net income per diluted share	$0.66	$1.20
Other expense (income), net	—	0.07
Non-cash amortization from 2006 private sale	0.05	0.05
Restructuring and impairment	0.08	0.08
Other non-cash charges (4)	—	0.01
Business optimization costs (2)	0.02	0.01
Income tax impact on items above (5)	(0.04)	(0.05)
Tax reform adjustments, net (6)	—	(0.70)
Adjusted net income per diluted share (10)	$0.77	$0.67

Estimated Fiscal 2019
Cash flow from operating activities	$1,036
Additions to property, plant, and equipment	(350)
Tax receivable agreement payment (9)	(16)
Adjusted free cash flow (10)	$670

(1) Other non-cash charges for the December 2018 quarter primarily includes $3 million of stock compensation expense and other non-cash charges.  Other non-cash charges for the December 2017 quarter primarily includes $4 million of stock compensation expense and other non-cash charges.  For the four quarters ended December 29, 2018 other non-cash charges primarily includes $23 million of stock compensation expense, a $3 million inventory step up charge related to acquisitions and other non-cash charges.
(2) Includes integration expenses and other business optimization costs.
(3) Amortization excludes non-cash amortization from the 2006 private sale of $7 million, $7 million, and $28 million for the December 2018 quarter, December 2017 quarter, and four quarters ended December 29, 2018, respectively.
(4) No adjustments were made for other non-cash charges to net income per diluted share for the December 2018 quarter and on a go forward basis.  Other non-cash charges for the December 2017 quarter primarily excludes $4 million of stock compensation expense and consists of other non-cash charges only.
(5) Income tax effects on adjusted net income is calculated using 25 percent for both the December 2018 and December 2017 quarters, respectively.  The rates used represents the Company’s expected effective tax rate for each respective period.
(6) Represents $95 million of net adjustments for valuing and transition tax related to the passed tax reform legislation for the December 30, 2017 quarter.
(7) Represents Operating EBITDA for the Clopay acquisition for the period of December 31, 2017 - February 6, 2018 and the Laddawn, Inc. acquisition for the period of December 31, 2017 – August 24, 2018.
(8) Primarily represents unrealized cost savings related to acquisitions.
(9) Represents $16 million tax receivable agreement paid in our December 2018 quarter.
(10)Supplemental financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).  These non-GAAP financial measures should not be considered as alternatives to operating or net income or cash flows from operating activities, in each case determined in accordance with GAAP.  Organic sales growth excludes the impact of currency translation effects and acquisitions.  These non-GAAP financial measures may be calculated differently by other companies, including other companies in our industry, limiting their usefulness as comparative measures.  Berry’s management believes that Adjusted net income and other non-GAAP financial measures are useful to our investors because they allow for a better period-over-period comparison of operating results by removing the impact of items that, in managements view, do not reflect our core operating performance.

Management believes that organic sales growth provides investors and analysts with useful supplemental information regarding the Company’s underlying sales trends by presenting sales growth excluding the external factor of foreign exchange, as well as, the impact of acquisitions and divestitures.

We define “adjusted free cash flow” as cash flow from operating activities less additions to property, plant, and equipment and payments under the tax receivable agreement.  We believe adjusted free cash flow is useful to an investor in evaluating our liquidity because adjusted free cash flow and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company’s liquidity.  We also believe adjusted cash flow is useful to an investor in evaluating our liquidity as it can assist in assessing a company’s ability to fund its growth through its generation of cash.

Adjusted EBITDA is used by our lenders for debt covenant compliance purposes.  We also use Adjusted EBITDA and Operating EBITDA among other measures to evaluate management performance and in determining performance-based compensation.  Adjusted EBITDA and Operating EBITDA and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company’s performance.  We also believe EBITDA and adjusted net income are useful to an investor in evaluating our performance without regard to revenue and expense recognition, which can vary depending upon accounting methods.

Berry Global Group, Inc.
Reconciliation Schedules
(Unaudited)

	Quarterly Period Ended December 29, 2018

	Consumer Packaging	Health, Hygiene & Specialties	Engineered Materials	Total
Organic sales growth	9%	2%	(2%)	3%
Acquisition	—	21%	5%	9%
Currency effects	—	(1%)	—	(1%)
Total Reported Net Sales	9%	22%	3%	11%

	Quarterly Period December 30, 2017

	Consumer Packaging	Health, Hygiene & Specialties	Engineered Materials	Total
Organic sales growth	3%	1%	—	1%
Acquisition	—	12%	5%	6%
Currency effects	—	5%	1%	2%
Total Reported Net Sales	3%	18%	6%	9%

Organic sales growth = volume + price/mix

Company Contact:
Dustin Stilwell
1+812.306.2964
IR@BerryGlobal.com

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